EXHIBIT 10.10

INDUSTRIAL WATER SUPPLY DEVELOPMENT AND DISTRIBUTION AGREEMENT

THIS INDUSTRIAL WATER SUPPLY DEVELOPMENT AND DISTRIBUTION AGREEMENT (“Agreement”), is made this 27rd day of October, 2003, between the CITY OF HERON LAKE, MINNESOTA, a Minnesota municipal corporation (the “City”), JACKSON COUNTY, MINNESOTA, a Minnesota municipal corporation (the “County”), GENERATION II ETHANOL, LLC, a Minnesota limited liability company (“Generation II”) and MINNESOTA SOYBEAN PROCESSORS, a Minnesota cooperative corporation (“MNSP”)

WITNESSETH,

WHEREAS, MNSP is developing a soybean crushing facility for the production of soy oil and may develop a soy diesel facility for production of biodiesel fuel and certain other improvements in the City of Brewster, Minnesota (collectively, the “MNSP Project”), all as more particularly described in a Development Agreement between the Rural Development Financing Authority of the Counties of Nobles and Jackson, Minnesota, and MNSP dated as of December 1, 2002; and

WHEREAS, Generation II contemplates developing a biorefining facility adjacent to the City, for the production of ethanol (“Generation II Project”); and

WHEREAS, the MNSP Project and the Generation II Project will both require untreated industrial water, which the City has agreed to supply, upon the terms and conditions hereinafter set forth; and

WHEREAS, the City has agreed to construct, finance and operate a system of water production wells and distribution pipelines and related facilities to supply such untreated industrial water to both the Generation II Project and the MNSP Project, all as hereinafter provided; and

WHEREAS, in order to facilitate MNSP’s desired timetable for operation of the MNSP Project, the City commenced construction of an approximately eleven (11) mile pipeline from the MNSP Project to a well to be constructed on the Well Property (as hereinafter defined) pursuant to the terms and conditions of that certain Repayment Agreement dated as of September 10,2003 by and among the City, the County and MNSP (the “Repayment Agreement”):

NOW, THEREFORE, the City, the County, Generation II and MNSP hereby agree as follows:

1.             Definitions.

1.1          Joint powers Agreement: That certain Joint Powers Agreement between the City and the County dated as of Oct. 27, 2003, pursuant to which the Trunk Pipeline Bonds (as hereinafter defined) shall be issued, and the respective obligations of the City and County with respect to the ownership and operation of the Trunk Pipeline defined.

1.2          Trunk Pipeline: a pipeline, and associated facilities, to convey water from the Well Facilities to the MNSP Project, including pumps and pumping stations, metering, valves, controls, and other equipment, electrical installations, fencing and security devices, pipes and piping, and all other personal property, equipment and fixtures in connection therewith.

1.3          Trunk Pipeline Bonds: An issue of taxable general obligation water revenue  bonds, issued by the County, pursuant to the Joint Powers Agreement, in the principal amount of $1 ,670,000 (including, to the extent determined by the County, any refunding bonds), to be used to finance Trunk Pipeline Development Costs. The Joint Powers Agreement provides, among other things, for the “guarantee” of payment of principal and interest on the bonds by the County by the County’s levy of ad valorem taxes, for the disbursement of proceeds thereof, for the collection of debt service thereon from MNSP by the City, and for the deposit into a debt service reserve of one year’s debt service by MNSP, to be credited against MNSP’s final debt service payment. The City shall be entitled to all interest earnings on such deposit. A preliminary breakdown of the proposed use of the proceeds of such bond issue and tentative repayment schedule is attached hereto as Exhibit “C”.

1.4          Trunk Pipeline Development Costs: All costs incurred by the City and the County to design, construct, test and render operational the Trunk Pipeline including, without limitation, costs to acquire temporary or permanent easements or similar rights of way, the cost of acquisition of certain existing water rights or related property interests of MNSP (more particularly described below), engineering studies and investigations, design costs, feasibility costs, environmental costs, costs of complying with all applicable laws, rules and regulations, permits and  licenses (including the cost of complying with any conditions attached to such permits and licenses), all costs of contractors and subcontractors for labor and . matena1s, fees of consultants, insurance premiums, as well as bond underwriters’ fees or discounts, all other costs of bond issuance, including bond counsel fees, fees of counsel to the City and the County, and costs associated with collateral for the obligations of MNSP hereunder.

1.5          Trunk Pipeline Operating Costs: All costs of maintenance, repair and replacement of the Trunk Pipeline, and all components thereof, including reasonable reserves for the repair or replacement of items of personal property, fixtures or equipment that must be repaired or replaced on a periodic basis, all costs of complying with all now existing or hereafter enacted laws, rules and regulations and all costs of complying with all new or hereafter required permits and licenses (including the cost of complying with any conditions attached to such permits and licenses), as well as lease payments on a Leasehold Parcel (as defined below) originally intended by MNSP for water well development purposes, as described below, but excluding debt service on the Trunk Pipeline Bonds and depreciation. Trunk Pipeline Operating Costs shall include a ten percent (10%) administrative fee to the City .

1.6          Water Revenue Bonds: One or more issues (including, to the extent determined  by the City, any refunding bonds) of the City of Heron Lake Taxable General Obligation Water Supply Bonds, in the total cumulative amount of approximately $735,000, to fund Well Facilities Development Costs. A preliminary breakdown of the proposed use of the proceeds of such bond issue and tentative repayment schedule is attached hereto as Exhibit “A”.

1.7          Well Facilities: Water wells and associated facilities, including pumps and  pumping stations, metering, valves, controls, and other equipment, electrical installations, fencing and security devices, pipes and piping, and all other personal property, equipment and fixtures or other improvements constructed or to be constructed on the Well Property as part of the water well system developed by the City hereunder.

1.8          Well Facilities Development Costs: All costs incurred by the City to acquire the Well Property and design, construct, test and render operational the Well Facilities thereon, including, without limitation, land purchase costs paid to Generation II or to third parties in connection with acquisition of the Well Property, costs of all water rights in connection therewith, costs of clearance of improvements therefrom, costs of engineering studies and investigations, design costs, feasibility costs, environmental remediation and other costs associated with the preparation of the Well Property for the development of the Well Facilities thereon, costs of complying with all laws, rules and regulations, permits and licenses (including the cost of complying with any conditions attached to such permits and licenses), all costs of contractors and subcontractors for labor and materials, fees of consultants and engineers, insurance premiums, bond underwriters’ fees or discounts and all other costs involved in bond issuance, including bond counsel fees, as well as the fees of counsel to the City and the County.

1.9          Well Facilities Operating Costs: All costs of City staff or City employees or contractors associated with maintenance, repair, and replacement of the Well Facilities and all costs of such maintenance, repair or replacement, including reasonable reserves for the repair or replacement of items of equipment that must be repaired or replaced on a periodic basis, all costs of complying with all now existing or hereafter enacted laws, rules and regulations and all costs of complying with all now or hereafter required permits and licenses (including the cost of complying with any conditions attached to such permits and licenses), but excluding debt service on the Water Revenue Bonds and depreciation. Well Facilities Operating Costs shall include a ten percent (10%) administrative fee to the City.

1.10        Well Property: A parcel of approximately four (4) acres, preliminarily depicted on Exhibit “B” attached hereto, which real property shall be the site of the Well Facilities. The parties understand that the exact configuration and location of the Well Property will reflect the requirements of Minnesota governmental agencies, including the Minnesota Department of Health and Minnesota Department of

Natural Resources having jurisdiction of the development of water supplies, having regard for the need for a well head protection area.

2.             City Issuance of Water Revenue Bonds: City Acquisition of Well Property.

2.1          Not more than thirty (30) days after the date hereof, the City shall use its best  efforts to issue its Water Revenue Bonds, having such interest rate, maturity and other provisions as the City, in its discretion, shall deem appropriate.

2.2          Not more than forty-five (45) days after the date hereof, the City shall use its best  efforts to acquire fee title to the Well Property at a price per acre not in excess of Ten Thousand Dollars ($10,000). In the event the City is unable to acquire the Well Property for such price within such 45 day period, the City shall condemn the Well Property, using the “quick take” procedure of Minnesota Statutes, Section 117.042. Notwithstanding the $10,000 per acre target price, all costs of acquiring the Well Property and all costs and expenses of condemnation shall constitute Well Facilities Development Costs.

3.             Design, Construction by the City of Well Facilities.

3.1          The City, or engineers retained by the City, shall design the Well Facilities, with design review by DGR Consulting Engineers, who shall be employed by and paid by MNSP to assure the compatibility of the overall design and output of the Well Facilities with the Trunk Pipeline. The parties acknowledge that it is their intent to cause the Well Facilities to have a peak initial capacity of not less than 1,200 gallons per minutes (gpm) of which 600 gpm shall be reserved for Generation II and 600 gpm shall be reserved for MNSP. MNSP shall cooperate fully in the City’s efforts to obtain all necessary licenses, permits, governmental approvals and consents for the construction of the Well Facilities. MNSP and Generation II represent and warrant to the City and the County that they have engaged various engineers, hydrologists and other experts to examine and analyze the capacity, quality, feasibility, cost of construction and cost of operation of the Well Facilities and that MNSP and Generation II are satisfied with the results of such examination and analysis.

3.2          Promptly upon acquisition of title to the Well Property, the City shall commence and diligently pursue construction of the Well Facilities. The City and its contractors shall allow access to the work to MNSP and its engineers, who shall actively monitor construction of the Well Facilities in order to determine that the Well Facilities are being constructed in accordance with the applicable construction contract and in accordance with all laws, rules, regulations, licenses and permits. Additionally, MNSP and its engineers shall attend preconstruction and construction progress meetings.

3.3          The City shall use commercially reasonable efforts to complete, test, and obtain  approval by governmental agencies having jurisdiction by November 1,2003

(“Initial Completion Date”), except that such Initial Completion Date shall be extended by events of Force Majeure (as described in Section 17 hereof).

3.4          The City may construct the Well Facilities in one or several phases, so long as the supply needs of Generation II and MNSP are satisfied as set forth in Section 4.2 below. Generation II shall be required to give at least six (6) months written’ notice to the City in advance of its actual need of such capacity,

3.5          To the extent that any Well Facilities Development Costs are not eligible for funding from the proceeds of the Water Revenue Bonds, or in the event that the available proceeds from the Water Revenue Bonds are insufficient to pay all Well Facilities Development Costs, MNSP shall, upon written notice from the City, promptly pay such amounts to or as directed by the City,

4.             Operation of Well Facilities: Capacity Priorities of MNSP and Generation II: Payments by MNSP and Generation II.

4.1          The City shall own and operate the Well Facilities, which shall remain separate from the existing potable water well and water supply and distribution system of the City. During the term of this Agreement, no connection of the Well Facilities to the City’s present or future potable water supply system shall be made without the prior written consent of MNSP and Generation II.

4.2          Subject to Section 3.4 above, Generation II shall have the right to the first 600 gpm of capacity available from the Well Facilities. MNSP shall have the exclusive right to the next 600 gpm of available capacity. Until operation of the Generation II Project, MNSP shall have the exclusive right to the first 600 gpm of capacity available from the Well Facilities. The City may develop and sell any unused or surplus capacity without restrictions other than the following:

4.2.1.       Any supply contract with a third party shall be made on a secondary and interruptible basis, such that should the City be unable to meet the capacity requirements of Generation II and/or MNSP defined above, any water sales to secondary users must cease until sufficient excess capacity has been restored; and

4.2.2.       During the term of this Agreement, the City shall not enter into supply contracts to potable water users, including Red Rock Rural Water or the Cities of Okabena and Brewster, or other cities, without first securing the written approval of both Generation II and MNSP, which approval may be withheld or conditioned by either of such entities, in their discretion.

All amounts received the by the City from sale of such unused or excess capacity may be used by the City without restriction (subject to the provisions of Section 4.3.3 below).

4.3          Debt service on the Water Revenue Bonds, including a five percent (5%) administrative fee payable to the City, shall be allocated and paid in equal shares by Generation II and MNSP over the life of the Water Revenue Bonds on a monthly basis, regardless of actual water usage by either party provided, that:

4.3.1.      Generation II’s payments under this Section 4.3 shall not commence until the General II Project first becomes operational. In the event that the Generation II Project first becomes operational in a calendar year following 2004, Generation II’s debt service payments shall be increased by such amount as shall result in the same aggregate payment by Generation II over the term of the Water Revenue Bonds remaining as of the year in which the Generation II Project becomes operational, as Generation II would have paid had the Generation II Project been operational in 2004. MNSP shall be solely responsible for its one-half of the debt service payments on the Water Revenue Bonds in all events.

4.3.2.      MNSP and the City (on the same percentage basis as set forth in Section 4.3.4 hereof) shall be responsible for the debt service payments on the Water Revenue Bonds that would be payable by Generation II had the Generation II Project become operational in 2004 until such time as the Generation II Project shall become operational and Generation II commences making the payments required by Section 4.3.1. To the extent that MNSP and the City have previously made payments on the Water Revenue Bonds that Generation II would have made had the Generation II Project become operational in 2004, the City shall refund to MNSP or keep (as appropriate) such amounts as and when, and only to the extent, received from Generation II.

4.3.3.      If MNSP or Generation II fails to make any debt service payment required by this Agreement in any year, the City shall cover any shortfall for such year from the net revenue received by the City from the sale of any unused or surplus capacity from the Well Facilities solely in such year. Any revenue remaining after covering any such shortfall for the applicable year may be used by the City without restriction.

4.3.4.      To the extent Generation II fails to make its share of debt service payments on the Water Revenue Bonds after it has become obligated to do so under Section 4.3.1, or in the event that Generation II is not obligated to make its share of debt service payments on the Water Revenue Bonds because the Generation II Project has not become operational, and in the further event that any net revenues received by the City from the sale of unused or surplus capacity from the Well Facilities in any applicable year are insufficient to cover such payments, the City shall, in any calendar year, make payments of a percentage of the resulting shortfall in debt service derived from a fraction, the numerator of which shall be the volume (in gallons) of sales by the City of potable water (excluding all sales of industrial water) during the prior calendar year and the denominator of which shall be the total volume (in gallons) of water, both industrial (untreated) water furnished under this Agreement or otherwise to MNSP and sales by the City of potable water to residential and other users of the City’s potable water system during the same prior calendar year; and MNSP shall pay the balance of any such shortfall.

4.3.5.      To the extent either the City or MNSP has made unreimbursed shortfall payments pursuant to Section 4.3.4 above, they shall be reimbursed, in proportion to their respective payments, out of future payments made by or collected from Generation II if and when received.

4.4          All Well Facilities Operating Costs shall be borne by MNSP and Generation II in each calendar year in proportion to the volume of water taken by the MNSP Facility and the Generation II Facility, respectively. Until such time as the Generation II Project becomes operational, all Well Facilities Operating Costs shall be borne by MNSP. Sale of untreated industrial water to third party users by the City shall not affect the respective shares of Well Facilities Operating Costs payable by MNSP and Generation II hereunder.

4.5          During the term of this Agreement, both Generation II and MNSP shall purchase all of their respective untreated water supply exclusively from the City, and shall refrain from developing alternate water sources or purchasing water from any other party, except in the situation that the Well Facilities and Well Property are not capable, or cease to be capable, of producing water in the volumes contemplated by this Agreement.

4.6          Generation II and MNSP accept fully the risk that the Well Facilities and Well Property may not become operational by November 1, 2003; and that the Well Facilities and Well Property may not be capable, or may cease to be capable, of producing water in the volumes contemplated by this Agreement. The City and County shall have no duty or responsibility to arrange to supply water from any source other than the Well Facilities and Well Property, and Generation II and  MNSP shall make the payments required by this Section 4 whether or not water, or sufficient quantities of water, are supplied.

5.             Design and Construction of Trunk Pipeline; City and County Ownership; Payments by MNSP.

5.1          Not more than forty-five (45) days after the date hereof, MNSP, either by itself or through its engineers, will submit to the City and its engineers final plans for the Trunk Pipeline. Approval of such plans for the Trunk Pipeline shall not be unreasonably withheld or delayed by the City. MNSP shall cooperate fully in the City’s efforts to obtain all necessary licenses, permits, governmental approvals and consents for the construction of the Trunk Pipeline, including any necessary easements or permits from landowners or governmental units, including the County.

5.2          The final routing of the Trunk Pipeline shall be selected by MNSP, but MNSP shall, in selecting such route, accommodate reasonable adjustments as necessary to maximize the utility of the trunk Pipeline to other potential users, and the reasonable requirements of the County. MNSP represents and warrants to the City and the County that it has engaged various engineers, hydrologists and other experts to examine and analyze the capacity, quality; feasibility, cost of construction and cost of operation of the Trunk Pipeline, and that MNSP is satisfied with the results of such examination and analysis.

5.3          The parties acknowledge that construction of the Trunk Pipeline has commenced, and construction and final testing of the Trunk Pipeline to the MNSP facility shall be diligently pursued and the City shall use commercially reasonable efforts to complete the Trunk Pipeline by November 1, 2003, except that such completion date shall be extended by events of Force Majeure. To the extent that any Trunk Pipeline Development Costs are not eligible for funding from the proceeds of the Trunk Pipeline Bonds, or in the event that the available proceeds from the Trunk Pipeline Bonds are insufficient to pay all Trunk Pipeline Development Costs, MNSP shall, upon written notice from the City, promptly pay such amounts to or as directed by the City.

5.4          During the term of this Agreement, the Trunk Pipeline shall remain physically separate from, and shall not be connected to, the existing potable water well and distribution system of the City. MNSP shall make the following payments regardless of actual water use:

5.4.1.      All payments of debt service on the Trunk Pipeline Bonds, as and when due thereunder, together with an administrative fee payable to the City for remittance to the County of five percent (5%) of such debt service on a monthly basis.

5.4.2.      All Trunk Pipeline Operating Costs as and when required.

5.4.3.      All annual lease payments on the Leasehold Parcel, described below.

5.4.4.      Concurrently with the execution of this Agreement, an amount equal to one (1) year’s debt service on the Trunk Pipeline Bonds, which shall be credited against the final debt service payment due from MNSP on the Trunk Pipeline Bonds on the condition that MNSP has made all payments required of it under this Agreement.

5.5          Under the Joint Powers Agreement, the City and County will co-own the Trunk Pipeline.

5.6          MNSP accepts fully the risk that the Well Facilities and Well Property may not be completed by November 1, 2003, that the Well Facilities and Well Property may not be capable, or may cease to be capable, of producing water in the volumes for MNSP contemplated by this Agreement, and that the Trunk Pipeline carries no or inadequate quantities of water for its needs. The City and County shall have no duty to arrange for the Trunk Pipeline to carry water from any source other than the Well Facilities and Well Property, and MNSP shall make the payments required by this Section 5 whether or not water, or sufficient quantities of water are carried by the Trunk Pipeline.

6.             City Acquisition of MNSP Water Rights: Assignment of Lease Rights by MNSP to City.

6.1          MNSP has an option to acquire certain property (the “Fee Parcel”) and the lessee’s interest in a lease of another parcel (the “Leasehold Parcel”), such parcels being located in or adjacent to the City of Brewster, and such options were acquired by MNSP for well development purposes. The City shall acquire fee title to the Fee Parcel for One Hundred Thousand Dollars ($100,000), such amount to be paid simultaneously with the closing of the issuance of the Trunk Pipeline Bonds and the availability of proceeds therefrom. The cost of acquisition of such parcel shall be included in Trunk Pipeline Development Costs. Simultaneously with such payment:

6.1.1.      MNSP shall exercise its current option on the Fee Parcel and pay all costs thereof including the entire option/purchase price required by said Option Agreement and convey the title so-acquired to the City by Warranty Deed; and

6.1.2.      MNSP shall assign its lease rights on the Leasehold Parcel to the City and shall simultaneously deliver to the City the consent (if required) of the Lessor under said lease to the assignment.

6.2          MNSP represents and warrants to the City that: a) it has delivered to the City a true, correct and complete copy of the lease for the Leasehold Parcel (hereinafter, the “Lease”); b) the Lease is in full force and effect and all payments required by the Lease have been made through the date hereof; and c) to the best of its knowledge, neither party to the Lease is in default of any of its obligations thereunder.

6.3          MNSP may obtain additional sources of water supply as a substitute for the Leasehold Parcel and, at its election, may convey fee title to such additional source to the City, and City shall accept the same, so long as the capacity of such substitute source is at least equal to that of the Leasehold Parcel and the City does not assume any obligations related to ownership of said land not contemplated by this Agreement, and upon such conveyance, MNSP shall be relieved of liability for lease payments included in Trunk Pipeline Operating Costs arising from the Lease on the condition that MNSP procures for the City a release of the City from all further responsibility for such Lease payments.

6.4          The City shall have the right to develop, sell, lease or otherwise dispose of the Fee Parcel and the Leasehold Parcel in its sole discretion at any time.

7.             City Development of Water Treatment Plant: MNSP to use City-Supplied Water: MNSP Water Treatment.

7.1          The parties anticipate that Generation II may require water treatment facilities  needed for the Generation II Project, and the City will work cooperatively with Generation II to develop and design such treatment facility, with the expectation that in the event such water treatment system is developed, that all users thereof, including Generation II, will cover all construction, financing, operation and maintenance costs thereof in a manner comparable to the payments by MNSP and Generation II of the construction, financing, operation and maintenance of the Well Facilities and Trunk Pipeline hereunder.

7.2          In the event the water treatment facility for Generation II is developed, the City  will entertain a proposal for the City ownership and financing thereof, and the possible use of tax increment financing, but nothing herein contained shall bind the City to such public ownership, financing or use of tax increment. Nothing herein shall affect any other obligations of the parties hereto, and the development of the treatment plant shall not impact any obligations of the parties under any previous financing or otherwise unless a conversion of the entire water system from untreated to treated water is developed, by mutual agreement of all parties hereto, in which event, MNSP, Generation II and the City agree to negotiate in good faith the equitable share of the costs, including design, development, construction, financing, operation and maintenance of such system-wide treatment facility.

7.3          MNSP shall construct and maintain its own water treatment and water storage facilities, at its sole cost and expense.

8.             City to Furnish Cost Data: Audit Rights of MNSP and Generation II.

8.1          The City shall furnish MNSP (and Generation II, upon completion of the Generation II Facility), not less often than annually, detailed accounting records detailing the Water Facilities Operating Costs, the debt service payments and the administrative fees required by this Agreement, and shall furnish MNSP similarly detailed records showing Trunk Pipeline Operating Costs.

8.2          Either MNSP or Generation II may, at its expense, cause an audit of records related to Water Facilities Operating Costs, Trunk Pipeline Operating Costs, debt service payments, administrative fees, or any other costs borne by either MNSP or Generation II hereunder, such audit to be performed by an independent certified public accountant, and in a manner that is not disruptive to ordinary operations of the City. A copy of any report of such auditor shall be furnished to the City.

9.             Default, Cure and Early Termination.

9.1          If any party fails to comply with any of the provisions of this Agreement, any other party may provide notice of default by sending written notice of default to the defaulting party, with a copy to all other parties. The notice of default shall begin a 90-day cure period. If the defaulting party fails to cure the default before the expiration of the cure period, any or all of the non-defaulting parties may commence an action against the defaulting party to recover damages suffered or incurred (subject, however, to the limitations contained in Section 16 hereof) or to compel the defaulting party’s performance of this Agreement in an appropriate equitable proceeding. Subject to the provisions of Section 9.2 hereof, no party to this Agreement shall have the right to terminate this Agreement on account of the default by any other party.

9.2          Without limiting any other right or remedy hereunder, in the event of a default by either MNSP or Generation n under this Agreement, the City or the County may terminate or suspend water service to such defaulting party (and sell such water as excess or unused water) unless and until such default is cured to the reasonable satisfaction of the City or the County.

10.          Mortgage and Security Interest to the City and the County. MNSP shall, at its expense, provide the City and the County a mortgage and security interest in the MNSP Project in an amount sufficient to securitize payment of the Trunk Pipeline Bonds. The mortgage and security interest shall be secondary to any interest held by MNSP’s financing bank, and must be satisfactory to such bank.

11.          Representations and Warranties. MNSP and Generation II each represent and warrant to  the City and the County that: all licenses and permits necessary for construction of the Well Facilities have been obtained and, if not held by the applicable contractor, are assignable and have been assigned to the City or the County; to the best of their knowledge, all property rights necessary for the construction of the Well Facilities have been obtained and transferred to the City or the County; this Agreement has been duly and validly authorized and executed by each of them; this Agreement does not violate any provision of their respective articles, bylaws, or any other document, instrument or agreement applicable to each of them or their respective property; and this Agreement is fully enforceable against each of them in accordance with its terms. MNSP further represents and warrants to the City and the County that: all licenses and permits necessary for construction of the Trunk Pipeline have been obtained and, if not held by the applicable contractor, are assignable and have been assigned to the City or the County; and, to the best of its knowledge, all property rights necessary for the construction of the Trunk Pipeline have been obtained and transferred to the City or the County.

12.          Acknowledgments. MNSP and Generation II each acknowledge and agree that the City and the County have made no representations or warranties of any type or kind: (a) that the Well Facilities and the Trunk Pipeline can be constructed in accordance with applicable laws, rules, regulations, licenses and permits; (b) that the contracts for construction, and the applicable contractors are sufficient and capable to construct the Well Facilities and the Trunk Pipeline to meet the needs of MNSP and for Generation II; (c) with respect to costs of construction, operation, maintenance and replacement of the Well Facilities and the Trunk Pipeline; or (d) that the Well Facilities and the Trunk Pipeline or the quantity or quality of water available by operation thereof, will meet the needs of the MNSP Project or the Generation II Project, or will be available at any particular date.

13.          Resolutions and Opinions. Concurrently with the execution of this Agreement: a) MNSP and Generation II will each provide the City and the County with resolutions of their governing body authorizing and approving the execution of this Agreement, and a legal opinion of outside legal counsel opining to such matters as the City and the County and their legal counsel shall require; and b) MNSP will provide the City and the County with the written consent of the City of Brewster to the provision of water by the City to the MNSP Project.

14.          Unconditional Payments. The payment obligations of MNSP and Generation II hereunder are absolute and unconditional, and shall not be affected, excused or delayed for any reason whatsoever including, but not limited to: (a) negligence, failure or omission by the City, the County or any of their respective employees or representatives; (b) any default or other failure of the applicable contractor to complete construction of the Well Facilities and the Trunk Pipeline in a timely manner or in accordance with the requirements of the applicable construction contract or applicable laws, rules, regulations, licenses or permits; (c) any default or other failure of MNSP or Generation II to make any payments or take any actions required by this Agreement; or (d) the amount of water capable of being supplied by the Well Property and Well Facilities.

15.          Modification: Interest: Attorney’s Fees. This Agreement can only be modified or amended, or any provision waived, by written instrument duly executed by all parties. Any amounts not paid when due shall bear interest at the rate of eight percent (8%) per annum until paid. In the event that any party is required to commence legal action to enforce its rights under this Agreement, and in the event that it is the prevailing party in such action, it shall be entitled to recover its reasonable costs and expenses (including legal fees).

16.          Limitation of Liability

16.1        IN NO EVENT SHALL THE CITY OR THE COUNTY BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR INDIRECT DAMAGES OF ANY TYPE OR KIND, REGARDLESS OF WHETHER THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

16.2        MNSP AND GENERATION II AGREE THAT THE CITY AND THE COUNTY’S COLLECTIVE LIABILITY HEREUNDER FOR DAMAGES, REGARDLESS OF THE FORM OF ACTION OR THEORY OF RECOVERY, SHALL NOT EXCEED THE DEBT SERVICE PAYMENTS MADE BY MNSP AND GENERATION II HEREUNDER IN THE PRECEDING TWELVE (12) MONTH PERIOD.

17.          Force Majeure

17.1        Any delay of any party to perform its obligations hereunder shall be excused if, and to the extent that, it is caused by an event or occurrence beyond the reasonable control of the party and without its fault or negligence, such as by way of example and not by way of limitation, acts of God, actions by any governmental authority (whether valid or invalid), failure to obtain necessary licenses or permits, fires, floods, windstorms, explosions, riots, natural disasters, wars, sabotage, acts of terrorism, material shortages, or court injunction or order. No such event or occurrence shall excuse or delay any obligation to pay amounts due under this Agreement.

17.2        During the period of such delay or failure to perform by a party, such party shall provide all other parties with prompt written notice of such delay (including a description of the cause of the event or circumstance, an estimate of the duration of the delay and a statement regarding the remedial steps that are being undertaken to resume performance.)

18.          Assignment. This Agreement or any part of this Agreement may not be assigned or transferred by any party without the prior written consent of all other parties hereto. Any assignment or transfer without such consent shall be null and void.

19.          Notices and Demands.

19.1        Except as otherwise expressly provided in this Agreement, any notice, demand or other communication under this Agreement by any party shall be sufficiently given or delivered if dispatched by registered or certified mail, postage prepaid, return receipt requested, or delivered personally as follows:

If to MNSP:

Minnesota. Soybean Processors
Attn: Rodney Christianson P.O.
Box 100

Brewster, MN 56119-0100

If to Generation II:

Generation II Ethanol LLC
34858 150th Street Brewster,
MN 56119

If to the City:

City of Heron Lake

P.O. Box 315, 312 10th Street
Heron Lake, MN 56137-0315

If to the County:

County of Jackson, Minnesota
Attn: Robert C. O’Connor, Esq.
County Attorney, Jackson
County Jackson County
Courthouse
405 4th Street, Suite 2D
Jackson, MN 56143-1588

or at such other address with respect to any party as such party may, from time to time, designate in writing.

20.          Miscellaneous.

20.1        This Agreement shall have a term of approximately fifteen (15) years and four (4) months to the February 1, 2019, final scheduled maturities of the Trunk Pipeline Bonds and Well Facilities Bonds. Not later than the fourteenth (14th) anniversary of the date hereof, the parties hereto shall commence negotiations in good faith and with reasonable diligence to replace this Agreement with a further agreement or agreements on the subjects set forth herein.

20.2        Minnesota law governs this Agreement.

20.3        This Agreement shall bind and apply to the respective parties hereto and to their successors and permitted assigns.

20.4        This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all prior negotiations, understandings and agreements, oral or written, including the Repayment Agreement; provided, however, that the provisions of Section 3 of the Repayment Agreement shall survive and remain in full force and effect.

20.5        The headings in this Agreement are for the convenience of the parties and shall not constitute a part of this Agreement.

20.6        This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the parties have executed this Industrial Water Supply and Development Agreement as of the day and year first above-written.

CITY OF HERON LAKE, MINNESOTA, a Minnesota municipal corporation

By	/s/ John Hay
Its Mayor

By	/s/ Judy Haberman
Its City Clerk

COUNTY OF JACKSON, MINNESOTA, a Minnesota municipal corporation

By	/s/ Robert J. Ferguson
Its	Board Chairman

And by	/s/ Janice Fransen
Its County Coordinator

Approved as to form and content:

By	/s/ Robert O’Connor
County Attorney

GENERATION II ETHANOL, LLC

By	/s/ Robert Ferguson
Its	Board Chairman

MINNESOTA SOYBEAN PROCESSORS, a Minnesota cooperative corporation

By	/s/ Rodney Christianson
Its	CEO

EXHIBIT A

Water Revenue Bonds

Use of Proceeds and Repayment Schedule

City of Heron Lake, Minnesota.

$735,000	FINAL
TAXABLE GO Water Supply Bonds, Series 2003B

Uses of Funds

Well Construction & Related Contracts		473,778
Contingencies		11,844
Engineering & surveying		39,902
Land and water rights acquisition		140,000
Legal		14,213
Administration (including feasibility study)		15,000
Total		694,737
Underwriter’s Discount Allowance	1.5000%	11,025
Fiscal Fee		8,000
Bond Counsel		3,500
Pay Agent/Registrar		400
Printing & Misc		1,000
Rating Agency Fee		—
Capitalized Interest		15,000
		733,662
Sources of Funds

Bond Issue		735,000
Cash Contribution		—
Construction Fund Earnings (excess proceeds)		(1,338)
		733,662

Bond Details

Set Sale Date	9/10/2003
Sale Date	9/30/2003
Dated Date	10/1/2003
Closing Date	10/14/2003
1st Interest Payment	8/1/2004
Proceeds spent by	12/31/2003
to Dated Date
Purchase Price	723,975.00
Net Interest Cost	423,300.00
Net Effective Rate	5.4514%
Average Coupon	5.309%
Average Life	10.5646
Call Option	2/1/2009
Purchaser	Northland Securities
Bond Counsel	Briggs & Morgan, P.A.
Pay Agent	US Bank, N.A.
Tax Status	Taxable
Continuing Disclosure Election	None

Payment Schedule & Cashflow

Payments Schedule							Pledged Revenues		Account Balances
12-Month Period ending	Principal		Rate	Interest	Payment Total	plus 5% Coverage	MnSP Payments*	Gen II Payments**	Surplus (deficit)	Account Balance

10/1/2003	—			—	—		Reserve Fund and Accrued Interest>			16,358
2/1/2004	—		0.000%	—	—	—	12,917	—	12,917	29,275
2/1/2005	—		0.000%	50,150	50,150	52,658	38,750	—	(19,908)	15,367
2/1/2006	—		0.000%	37,613	37,613	39,493	38,750	—	(743)	14,624
2/1/2007	—		0.000%	37,613	37,613	39,493	38,750	—	(743)	13,881
2/1/2008	40,000		3.500%	37,613	77,613	81,493	38,750	49,514	6,771	20,652
2/1/2009	50,000		4.000%	36,213	86,213	90,523	38,750	49,514	(2,259)	18,393
2/1/2010	50,000		4.500%	34,213	84,213	88,423	38,750	49,514	(159)	18,233
2/1/2011	50,000		4.750%	31,963	81,963	86,061	38,750	49,514	2,203	20,437
2/1/2012	55,000		5.000%	29,588	84,588	88,817	38,750	49,514	(553)	19,884
2/1/2013	55,000		5.100%	26,838	81,838	86,929	38,750	49,514	2,335	22,218
2/1/2014	60,000		5.200%	24,033	84,033	88,234	38,750	49,514	30	22,248
2/1/2015	65,000		5.300%	20,913	85,913	90,208	38,750	49,514	(1,944)	20,304
2/1/2016	70,000		5.400%	17,468	87,468	91,841	38,750	49,514	(3,577)	16,727
2/1/2017	75,000		5.600%	13,688	88,688	93,122	38,750	49,514	(4,858)	11,869
2/1/2018	80,000	(1)	5.750%	9,488	89,488	93,962	38,750	49,514	(5,698)	6,171
2/1/2019	85,000	(1)	5.750%	4,888	89,888	94,382	38,750	49,514	(6,118)	53
	735,000			412,275	1,147,275	1,204,639	594,167	594,167	(16,305)

* MnSP monthly payments commence Nov 1, 2003.

** Gen II monthly payments commence no later than 2/1/2007.

EXHIBIT B

WELL PROPERTY

That part of the Southwest Quarter (SWI/4) (i.e. also being known as part of Lot 5, State· Subdivision of the SWI/4 16-104-37), of Section Sixteen (16), Township One Hundred Four (104) North, Range Thirty-seven (37) West, Jackson County, Minnesota, described as follows: Commencing at an existing iron monument at the southwest comer of the SWI/4 of said Section 16; thence north 00 degrees 37 minutes 05 seconds east, bearings based on Jackson County Coordinate System, along the west line of said SWI/4, a distance of 869.00 feet to the POINT OF BEGINNING; thence continuing north 00 degrees 37 minutes 05 seconds east, along said west line, a distance of 400.00 feet; thence north 89 degrees 22 minutes 55 seconds east a distance of 412.00 feet; thence south 00 degrees 37 minutes 05 seconds west, parallel with the west line of said SWI/4, a distance of 400.00 feet; thence north 89 degrees 22 minutes 55 seconds west a distance of 412.00 feet to the point of beginning, containing 3.78 acres.

EXHIBIT C

Trunk Pipeline Bonds

Use of Proceeds and Repayment Schedule

Jackson County, Minnesota	FINAL

$1,670,000	Cronin & Co., Inc.
TAXABLE GO Water Revenue Bonds, Series 2003A (Heron Lake Water Project)

Uses of Funds

Pipe Construction Bld., Carstensen		1,300,000
Construction contingency		100,000
Engineering		78,000
West Well Field Acquisition		100,000
Legal Fees		39,000
City Administration		12,500
County Administration		5,000
Total		1,634,500
Underwriter’s Discount Allowance (1.5%)	0.911%	15,208
Fiscal Fee		9,500
Bond Counsel		5,000
Pay Agent/Registrar		400
Printing & Misc		1,500
Rating Agency Fee		5,300
Debt Service Reserve		160,000
		1,831,408

Sources of Funds

Bond Issue		1,670,000
Prepayment from MnSP		160,000
Construction Fund Earnings (excess proceeds)		1,408
		1,831,408

Bond Details

Set Sale Date	9/23/2003
Sale Date	10/14/2003
Dated Date	10/1/2003
Closing Date	10/27/2003
1st Interest Payment	8/1/2004
Proceeds spent by	6/1/2004
to Dated Date
Purchase Price	1,654,792.30
Net Interest Cost	810,422.70
Net Effective Rate	5.2722%
Average Coupon	5.173%
Average Life	9.2046
Call Option	2/1/2009
Purchaser	Cronin & Co., Inc.
Bond Counsel	Tony Stemberger, Briggs & Morgan
Pay Agent	US Bank, N.A.
Tax Status	Taxable
Continuing Disclosure Election	Limited, on request

Payment Schedule & Cashflow

Payment Schedule							Pledged Revenues		Account Balances
12-Month					Payment	plus 5%	MnSP	0.00%	Surplus	Account
Period ending	Principal		Rate	Interest	Total	Coverage	Payments*	Interest	(deficit)	Balance

10/1/2003	—		—	—	—			Accrued Interest>>		5,836
2/1/2004	—		0.000%	—	—	—	42,339	—	42,339	48,174
2/1/2005	85,000		3.500%	107,740	192,740	202,377	169,354	—	(33,023)	15,151
2/1/2006	85,000		3.500%	77,830	162,830	170,972	169,354	—	(1,618)	13,534
2/1/2007	85,000		3.500%	74,855	159,855	167,848	169,354	—	1,506	15,040
2/1/2008	90,000		4.000%	71,880	161,880	169,974	169,354	—	(620)	14,420
2/1/2009	95,000		4.200%	68,280	163,280	171,444	169,354	—	(2,090)	12,330
2/1/2010	95,000		4.200%	64,290	159,290	167,255	169,354	—	2,100	14,430
2/1/2011	100,000		4.700%	60,300	160,300	168,315	169,354	—	1,039	15,469
2/1/2012	105,000		5.000%	55,600	160,600	168,630	169,354	—	724	16,193
2/1/2013	110,000		5.100%	50,350	160,350	168,368	169,354	—	987	17,179
2/1/2014	120,000		5.200%	44,740	164,740	172,977	169,354	—	(3,623)	13,556
2/1/2015	125,000	(1)	5.500%	38,500	163,500	171,675	169,354	—	(2,321)	11,235
2/1/2016	135,000	(1)	5.500%	31,625	166,625	174,556	169,354	—	(5,602)	5,633
2/1/2017	140,000	(1)	5.500%	24,200	164,200	172,410	169,354	—	(3,056)	2,577
2/1/2018	145,000	(1)	5.500%	16,500	161,500	169,575	169,354	—	(221)	2,356
2/1/2019	155,000	(1)	5.500%	8,525	163,525	171,701	169,354	—	(2,347)	9
	1,670,000				2,465,015	2,588,47?	2,582,649		(5,827)

* Paid monthly to City of Heron Lake starting November 1, 2003.